Double Eagle Petroleum Company
P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

FOR IMMEDIATE RELEASE

Double Eagle Petroleum Announces New CFO and Other Management Changes

CASPER, Wyo., December 11, 2007/PR Newswire-FirstCall/ — Double Eagle Petroleum Co. (Nasdaq: DBLE) announced today that its Board of Directors has appointed Kurtis Hooley to be its Chief Financial Officer. Mr. Hooley has served in differing capacities for the Company since 2004, including his latest position as the Director of Business Development and Financial Planning and as an external consultant for the implementation of internal controls. Prior to joining Double Eagle as the Director of Business Development and Financial Planning, Mr. Hooley served from 2003 to 2006 as the President of MKH Enterprises, a consulting firm primarily focused on the implementation of Sarbanes Oxley, internal control procedures and technical accounting pronouncements. From 2001 to 2003, Mr. Hooley was the Managing Director of Hain Celestial Canada, the parent company of Vancouver-based Yves Veggie Cuisine, a manufacturer and distributor of vegetarian alternative cuisine. From 1999 to 2001, Mr. Hooley served as the Director of Finance for Celestial Seasonings. Prior to 1999, Mr. Hooley served in a number of accounting capacities with Arthur Andersen LLP, most recently as an Experience Audit Manager. Mr. Hooley is a Certified Public Accountant with a Bachelor of Science in Accounting from Regis University.

Mr. Hooley replaces Lonnie Brock, who on December 5, 2007 notified Double Eagle of his resignation in order to take a position with another company. Mr. Brock will remain at Double Eagle through December 31, 2007 and will assist toward the objective of a smooth transition to the new CFO.

On December 10, 2007, Stephen Hollis notified Double Eagle’s Board of Directors that he desires to resign from his position as CEO and Chairman as of December 31, 2007 and that he is willing to continue as an employee to provide advice and expertise concerning the Company’s operations for at least an additional year through December 31, 2008. Mr. Hollis will continue as a member of the Company’s Board of Directors.

Neither Mr. Brock nor Mr. Hollis resigned from their respective positions due to any disagreement with the Company, or because of any improprieties or any other matter relating to the Company’s operations, policies or practices.

The Board has appointed Mr. Richard Dole, who has been a director of Double Eagle since March 2005, as Chairman. As part of his responsibilities, Mr. Dole, on behalf of the Board, will coordinate company activities and management until a new CEO has been selected. The Board also will oversee the search for a new CEO.

Mr. Dole also is the CEO and Chairman of Petrosearch Energy Corporation, an oil and gas exploration and development company whose stock is traded on the NASD Bulletin Board.

“We would like to thank both Lonnie and Steve for their significant efforts and contributions to the growth and success of Double Eagle,” stated Mr. Dole. “Lonnie has been instrumental in helping to take the Company to a new level during his tenure over the past year and a half. During the 19 years that Steve Hollis has been with the Company, Steve has been the primary force behind the Company’s growth and success,” continued Mr. Dole. “We are additionally pleased that we will continue to have Steve’s expertise, knowledge and overall advice at least through 2008.”

“Looking to the future, we are extremely pleased that Kurtis Hooley has agreed to become our CFO. His management and financial experience have contributed greatly to Double Eagle to date, and we look forward to Kurtis’ financial and business leadership being directed toward our future growth. The Company has an extremely attractive set of resource assets and a management team capable of continuing to grow the reserves and production from those assets in 2008, and beyond,” Mr. Dole concluded.

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve projects in southwestern Wyoming, Nevada and other Rocky Mountain states.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contacts:

Kurtis Hooley
(303) 794-8445
www.dble.us